Revised 12/6/04


                 [NATIONAL PENN BANCSHARES, INC. LOGO OMITTED]

                         NATIONAL PENN BANCSHARES, INC.

                                 CODE OF CONDUCT


                               December 22, 2004

                         NATIONAL PENN BANCSHARES, INC.

                                 CODE OF CONDUCT



                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

Purpose......................................................................3

Scope, Definitions...........................................................3

Conflicts of Interest........................................................4

Confidential Information.....................................................5

Personal Investments.........................................................6

Gifts, Entertainment and Favors..............................................7

Solicitation and Acceptance of Gratuity......................................7

Bequests, Legacies, Appointments.............................................9

Financial Responsibility.....................................................9

Self-Dealing.................................................................10

Outside Business Activities..................................................10

Community Activities.........................................................11

Political Activities.........................................................11

Purchase, Lease or Sale of Assets or Services................................11

Investment and Credit Exceptions.............................................12

Equal Treatment..............................................................12

Public Disclosure............................................................12

Accounting Practices.........................................................12

Approval and Reporting Process...............................................13

Reporting Possible Violations................................................14

Acknowledgement..............................................................17

                         NATIONAL PENN BANCSHARES, INC.
                         ------------------------------

                                 CODE OF CONDUCT
                                 ---------------

         The Board of Directors (the "Board") of National Penn Bancshares, Inc. ("NPBC") has adopted and sets forth herein this Code of Conduct.

Purpose
-------

         Traditionally, NPBC has held itself to the highest standards of ethical and moral conduct in which conflicts of interest, and the appearance of such conflicts, are avoided, and business is conducted in an ethical and moral manner.


         This Code of Conduct is designed to guide the day-to-day actions of directors, officers, employees, consultants, persons providing temporary help, agents and attorneys, and other persons associated with NPBC or any of its subsidiaries or affiliated companies, in promoting:


         * Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         * Full, fair, accurate, complete, timely, and understandable disclosure in reports and documents that NPBC files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by NPBC;

         *        Compliance with applicable laws, rules and regulations;

         * The prompt internal reporting to an appropriate person or persons of violations of this Code of Conduct; and

         *        Accountability for adherence to this Code of Conduct.

         This Code of Conduct constitutes the Code of Conduct of NPBC required by the listing standards of The Nasdaq Stock Market, Inc. ("Nasdaq") and the Code of Ethics of NPBC required by Section 406(c) of the Sarbanes-Oxley Act of 2002 and the regulations issued by the SEC under that Act.

Scope, Definitions
------------------

         This Code of Conduct applies to each of the following persons:

         * Each director of NPBC or of any of NPBC's subsidiaries or affiliated companies, including directors emeritus, advisory directors, and advisory board members. All such persons are referred to herein as "directors".

         * Each executive officer of NPBC, including persons who may be executive officers of NPBC's subsidiaries or affiliated companies. All NPBC executive officers are designated periodically by the Board and are listed annually in NPBC's Annual Report on Form 10-K filed with the SEC. All such persons are sometimes referred to herein as "executive officers".

         * Each officer or employee of NPBC or of any of NPBC's subsidiaries or affiliated companies, including executive officers and other persons working full-time who are compensated as independent contractors. All such persons are sometimes referred to herein as "employees".


         * Each consultant, person providing temporary help, agent or attorney engaged by NPBC or by any of NPBC's subsidiaries or affiliated companies when such person performs services for NPBC or any of its subsidiaries or affiliated companies.


         All of the foregoing persons are referred to herein as "covered persons".

         This Code also applies, except as set forth herein under "Investment and Credit Exceptions", to the spouse and each other immediate family member of any covered person.

         * Other immediate family members are any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law, including adoptive relationships.

         Lastly, this Code applies, except as set forth herein under "Investment and Credit Exceptions", to each corporation, partnership, trust or estate (1) in which any covered person has, directly or indirectly, a majority or controlling interest, or (2) over which any covered person has, directly or indirectly, majority control.

         These additional persons and entities are covered to make it clear that a covered person cannot do indirectly what he or she cannot do directly. They are also to be considered "covered persons" under this Code of Conduct.

         NPBC and each of its direct and indirect subsidiaries and affiliated companies (companies in which NPBC has, directly or indirectly, a majority or controlling interest) are sometimes referred to herein as "NPBC Entities".

General Requirements
--------------------

         Each covered person shall act with honesty and integrity, in good faith, responsibly, and with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

         Each covered person shall also pro-actively promote ethical behavior among subordinates and peers in his or her work environment and community, and shall advance National Penn's legitimate interests when the opportunity arises.

Conflicts of Interest
---------------------

         No covered person shall pursue any personal interests which might conflict with, or appear to conflict with, the interests of any NPBC Entity or which might influence, or appear to influence, his or her judgment in any matter involving any NPBC Entity.

         This Code of Conduct describes the application of the foregoing general rule in a variety of circumstances. Of necessity, there are other factual situations, not specifically addressed in this Code of Conduct, that may present conflicts problems. This Code of Conduct should not be viewed as containing an exhaustive list of possible problems.

         There may be an instance where a covered person finds himself or herself in a situation described in this Code of Conduct which he or she believes is outside of the intent of this Code of Conduct. In such instances, the covered person should consider applying for a waiver of the applicable policy. See "Approval and Reporting Process" below.

         Nevertheless, if any covered person shall find himself or herself in an actual or potential conflict of interest, including one arising inadvertently due to a business or personal relationship with a customer, supplier, business associate or other party with a present or prospective business relationship with an NPBC Entity, or with a competitor of any NPBC Entity, he or she must report that fact, disclosing all relevant facts and circumstances. See "Approval and Reporting Process" below.

Confidential Information
------------------------

         No covered person shall use or disclose any confidential information obtained from any NPBC Entity except for the proper conduct of the business of that or another NPBC Entity.


         No covered person shall release any financial information about any NPBC Entity to any person, unless prior thereto such information has been disclosed by NPBC in a report filed with the SEC or otherwise publicly disclosed by NPBC. All covered persons shall comply with NPBC's Corporate Communications Policy, which is attached hereto and incorporated herein by reference.


         No covered person shall communicate any confidential information about any customer of an NPBC Entity or about any other party to or throughout any NPBC Entity or otherwise, except upon a "need to know" basis. No such disclosure shall be made except in compliance with:

         * NPBC's Policy Statement Regarding Misuse of Material Non-Public Information which is attached hereto and incorporated herein by reference. This policy statement provides for what is commonly known as a "Chinese Wall" between trust personnel and commercial lending officers.

         * NPBC's Privacy Policy which has been distributed separately from this Code of Conduct and which is incorporated herein by reference.

         Your attention is specifically called to the fact that confidential information may, in some cases, constitute "inside information" (material information not yet announced or otherwise disclosed publicly). The use or communication of such information could subject the covered person and NPBC to liability under the federal securities laws. All covered persons shall comply with NPBC's Statement of Company Policy on Insider Trading, which has been distributed separately from this Code of Conduct and which is incorporated by reference herein.

         These restrictions on the communication of any confidential information by covered persons include communication of such information to immediate family members, except as may be required for the proper conduct of any NPBC Entity's business.

         The restrictions on use, disclosure or communication of confidential information in this Code of Conduct shall continue to apply to a covered person indefinitely after such person is no longer associated in any manner with any NPBC Entity.

         Any questions about the use, disclosure or communication of confidential information about any NPBC Entity, any customer or any other party, should be addressed to NPBC's Chairman or President.

Personal Investments
--------------------

         Covered persons, like any other individuals, may invest in NPBC's stock and in other types of investments. However, no covered person is to engage in any such transaction or to enable or encourage others to do so as a result of "inside information" obtained from any source. Any investment in NPBC's stock is to be considered a long-term investment. Speculation or active trading in NPBC's stock is prohibited.

         The following additional guidelines also govern personal investments of covered persons:

         * No covered person shall request investment advice from any officer of any NPBC Entity, except in the ordinary course of business or in the capacity of a customer maintaining an account relationship with an NPBC Entity. The purchase or sale of any specific investment in concert with the purchase or sale by investment personnel of any NPBC Entity of that same investment is prohibited.

         * No covered person shall represent any NPBC Entity in any transaction with any person or entity in which the covered person has any material direct or indirect interest.

         * Except as set forth herein under "Investment and Credit Exceptions", no covered person shall invest in the stock or other ownership of a known customer, borrower, supplier or joint venture of any NPBC Entity, or in any other entity with a known present or prospective business relationship with any NPBC Entity.

         * No covered person, including any covered person who is in a position to influence the selection of brokers, shall accept any favors from members of the brokerage community which would in any way result in the covered person of any NPBC Entity being obligated in any way to the other party.


         * In making personal investments, all covered persons shall be guided by a keen awareness of potential conflict. No covered person's investments shall be such as to influence his or her judgment or action in the conduct of any NPBC Entity's business. Nor shall any investments be such as to profit from any securities transactions made for customers of any NPBC Entity. All covered persons should be cautious about investing in any of NPBC's competitors, as such investments may create the appearance of a conflict of interest. If a person is in possession of any "inside information" about another company, whether by virtue of his or her position with NPBC or otherwise, he or she must refrain from engaging in any transactions in that company's stock.


         * Buying stock on "margin" means borrowing money from a securities brokerage firm to finance part of the cost. All covered persons should be cautious in the use of "margin", as in the use of any other debt facility.

         * An "option" is a right to buy (a "call") or sell (a "put") a specified amount of a given stock or other security, at a specified price, within a specified time period. All covered persons should be cautious in engaging in any "option" transactions, as such transactions are generally considered to involve high levels of risk. No covered person shall engage in any buying or selling of puts or calls on NPBC stock.

Gifts, Entertainment and Favors
-------------------------------

         The federal Criminal Code prohibits an officer, director, employee, agent or attorney of a bank or bank holding company from corruptly soliciting or demanding for the benefit of any person, or corruptly accepting or agreeing to accept:

         "anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such institution."

         In addition to fines of up to $1 million, the statute provides for possible imprisonment for up to one year for acceptance of something with a value of $100 or less and up to five years for acceptance of something with a value of more than $100. The statute contains no explicit exception in terms of "nominal" value or like expression.

         Specific Prohibitions and Exceptions
         ------------------------------------

         Even though the federal Criminal Code requires a specific intent to be influenced or rewarded before a violation can occur, because of the unqualified prohibitions stated in the statute and the severe penalties for violations, prudence should usually require refusal of a gratuity (any gift, favor, entertainment, loan or other thing or service having value), whatever its value.

         As a practical aid in light of traditional business amenities, the following paragraphs provide general guidelines as to specific prohibitions and also possible exceptions:

                  Solicitation and Acceptance

                  * No covered person shall solicit any gratuity, whatever the form or value (including cash or cash equivalents, bonds or debt or equity interests), either for himself or herself or for any other person or organization, from any person or organization for or in connection with any transaction or business of any NPBC Entity.

                  * No covered person shall accept or agree to accept any gratuity, either before or after a transaction is discussed or consummated and whatever the form or value, either for himself or herself or for any other person or organization, if the gratuity would or is intended to (or under the circumstances it could reasonably be inferred that the gratuity would or is intended to) influence such individual in the conduct of the business of any NPBC Entity.

                  Exceptions
                  ----------

                  If neither general prohibition stated above is applicable, a covered person is not prohibited from accepting:

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


                  * Gifts, gratuities, amenities or favors based on obvious family or personal relationships, such as those between parents, children or spouses, where the circumstances make it clear that it is the relationship rather than the business of any NPBC Entity which is the motivating factor.

                  * Meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value and in the course of a meeting or other occasion the purpose of which is to hold bona fide business discussions, provided that the expenses would be paid by an NPBC Entity as a reasonable business expense if not paid by another party. Expenses not exceeding $100 would normally be permissible under this exception.

                  * Loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, except wherever prohibited by law. The person accepting the loan must ensure that the loan is not contingent upon any NPBC Entity accepting or offering any other service. Such person must also ensure that any loan from a correspondent bank is made on an arm's-length basis and does not include any preferential terms.

                  * Advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars, and similar items.

                  * Discounts or rebates on merchandise or services that do not exceed those available to other customers.

                  * Gifts of reasonable value that are related to commonly recognized events or occasions, such as promotion, new job, wedding, retirement, Christmas or bar or bat mitzvah. Gifts of a value not exceeding $50 would normally be permissible under this exception.

                  * Civic, charitable, educational or religious organizational awards for recognition of service and accomplishment. Awards not exceeding $100 would normally be permissible under this exception.

                  * Other items of value not listed above, if prior approval is obtained as set forth herein under "Approval and Reporting Process".

                  Reporting
                  ---------

                  If anything of value is offered or received by a covered person other than as permitted in "Exceptions" above, the covered person shall immediately report that fact to NPBC.

         Applicability Between Financial Institutions
         --------------------------------------------

         The federal Criminal Code prohibitions described above apply to a gratuity given by one financial institution to a representative of another unrelated financial institution, including a bank holding company as donor or recipient. All covered persons must keep this in mind in their relationships with representatives of other financial institutions. Any gratuity given in violation of the statute is a criminal offense by the donor as well as the recipient.

Bequests, Legacies, Appointments
--------------------------------

         No covered person shall receive, directly or indirectly, any bequest or legacy from a customer of any NPBC Entity, or serve as executor, trustee or guardian of any estate, trust or guardianship established by a customer of any NPBC Entity.

         * This prohibition does not apply if the customer is a relative of the covered person.

         There may be an occasional instance when such a bequest or appointment is based upon a relationship with the customer other than the usual relationship with a customer. In such an instance, the covered person should consider applying for a waiver of this policy. See "Approval and Reporting Process" below.

         If a covered person has knowledge of a potential gift or appointment, he or she must promptly take steps to have his or her interest removed. If there is any difficulty in doing so, the covered person must report this fact. See "Approval and Reporting Process" below.

Financial Responsibility; Borrowings
------------------------------------

         Each covered person shall conduct his or her financial affairs in a responsible manner so as to be above criticism.

         Employees may discuss emergency situations with NPBC's Human Resources Department with respect to alternatives available within NPBC's overall employee benefits program.

         All covered persons shall be cautious in incurring personal debt. This statement is not intended to restrict or dissuade persons from borrowing money through arm's-length dealings for legitimate purposes. It merely urges prudence.

         Except as set forth herein under "Investment and Credit Exceptions", no covered person shall borrow money from any known customer, borrower, supplier or joint venture, of any NPBC Entity, or from any other entity with a known present or prospective business relationship with any NPBC Entity.

         * This prohibition also does not apply to borrowing from an entity engaged in lending in the ordinary course of its business, if the loan is on terms offered to other parties under similar circumstances without special concessions.

         Loans from any NPBC Entity are likewise governed by regulatory rules and regulations restricting rates, terms, etc., by NPBC's general lending policies, and subject to NPBC's Insider Loans Policy when applicable. If any loan from an NPBC Entity to or for the benefit of a covered person shall become a "non-performing asset" or a "problem loan" (as defined in regulations of the SEC), the covered person in question shall, upon the request of the Board, resign from all positions with any NPBC Entity. Alternatively, the Board may remove such person from all such positions.

         Any loan to a relative of a covered person or to an entity in which a covered person has a direct or indirect material interest must be approved by an authorized lending officer other than the covered person in question.

         Except as set forth herein under "Investment and Credit Exceptions":

         * No covered person shall borrow money from another covered person.

         * No covered person shall lend personal funds to any known customer, borrower, supplier or joint venture of any NPBC Entity, or to any other entity with a known present or prospective business relationship with any NPBC Entity.

         * No covered person shall co-sign, endorse or otherwise assume personal liability, contingent or otherwise, for the borrowings of any customer or prospective customer of any NPBC Entity.

Self-Dealing, Business Opportunities
------------------------------------

         No covered person shall engage in any "self-dealing" transaction. A "self-dealing" transaction would be one in which a covered person, acting for himself or herself and also on behalf of an NPBC Entity, seeks to consummate a transaction in which self-interest is opposed to duty. No covered person shall trade on his or her position with any NPBC Entity.

         No covered person shall accept from any person or entity doing business with, or seeking to do business with, any NPBC Entity a business opportunity not available to other persons that is being made available because of such covered person's association with NPBC.

Employees' Outside Business Activities
--------------------------------------

         Except for an NPBC Entity, no employee shall serve as a director or officer of a for-profit corporation, or in any similar capacity for another for-profit entity, without prior approval as set forth herein under "Approval and Reporting Process".

         NPBC discourages all employees from taking on outside employment which will encroach upon working time, interfere with regular duties, create any conflict of interest or the appearance of such, or necessitate such long hours as to affect working effectiveness. Outside activities that raise these concerns include the following:

         * Employment by any entity engaged in, or personally engaging in, any activity that is deemed detrimental by NPBC to any NPBC Entity.

         * Providing investment advice based upon information, reports or analyses that are available primarily from or through employment with any NPBC Entity.

         * Performing accounting services for any person or entity, except those services not performed on company time and not detrimental to or in conflict with the best interests of any NPBC Entity.

         * Drawing wills or engaging in any other activity which could be construed as practicing law without a license.

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



         * Use of any NPBC Entity's equipment, supplies or facilities for non job-related activities.

         * Any undertaking or endeavor that may reflect adversely upon any NPBC Entity, the employee or any other employee.

         * Statements or circumstances that may imply sponsorship, endorsement or support by any NPBC Entity of any outside employer or for-profit organization.

Community Activities
--------------------

         NPBC encourages all covered persons to participate in, or hold office in, charitable, religious, educational or community organizations. If the nature or extent of any employee's participation in these activities will involve a significant encroachment on company time, the employee shall, before committing to such participation, obtain approval as set forth herein under "Approval and Reporting Process".

Political Activities
--------------------

         Each NPBC Entity is prohibited by law from engaging in politics or making contributions (which includes gifts, loans, advances, deposits of money or anything of value) or expenditures which, directly or indirectly, are in connection with any election, political convention or caucus held to elect persons to any political office.

         NPBC encourages all covered persons to take an active role in political activities and to support, through personal contributions if they so choose, the political parties and candidates of their choice. Any covered person who holds or seeks political office should conduct himself or herself in a manner that will not bring discredit or embarrassment to any NPBC Entity, and should refrain from taking part in any issue that involves an actual or potential conflict of interest with any NPBC Entity.

Employees' Teaching, Speaking and Writing Activities
----------------------------------------------------

         If any employee wishes to engage in any teaching, speaking or writing activity to be performed on company time, he or she must obtain prior approval as set forth herein under "Approval and Reporting Process". If any fee is offered, its acceptance is also subject to such prior approval process.

Use of Letterhead or Official Stationery
----------------------------------------

         No covered person shall use the letterhead or official stationery of any NPBC Entity for personal or non NPBC-related purposes.

Purchase, Lease or Sale of Assets or Services
---------------------------------------------

         If any covered person wishes to purchase, lease or sell any assets or services from or to any NPBC Entity, other than the purchase of services in the ordinary course of business, he or she shall, in connection with any such proposal or bid, disclose all relevant facts and circumstances to the Board, which shall make the final decision.

         In any purchase, lease or sale of assets or services by or to a covered person, the price must be commensurate with the type, level, quality and value of the assets or services sold or leased. Any such price must relate to, and be based solely on the fair value of, the assets and services sold or leased. If an NPBC Entity is the purchaser or lessee, the price may not exceed the amount that would have been paid to an unrelated party in the same transaction. If an NPBC Entity is the seller, the price may not be less than the amount that would have been paid by an unrelated party in the same transaction.

Investment and Credit Exceptions
--------------------------------

         Various provisions of this Code of Conduct prohibit investing in stock or other ownership of, borrowing money from, lending money to, or taking similar actions regarding, other covered persons or persons or entities with present or prospective business relationships with an NPB Entity.

         These provisions do not apply to a transaction with an immediate family member of a covered person or with any corporation, partnership, trust or estate
(1) in which such an immediate family member has, directly or indirectly, a majority or controlling interest, or (2) over which such an immediate family member has, directly or indirectly, majority control.

         These provisions also do not apply to a transaction with any corporation or other entity which (1) employs the covered person in his or her principal occupation, or (2) is a publicly owned entity.

Equal Treatment
---------------

         In accordance with fair lending regulations and prudent business practices, NPBC prohibits illegal discrimination with respect to the business of any NPBC Entity. Therefore, no covered person shall, in conducting any business for any NPBC Entity, discriminate against any individual on the basis of race, color, religion, sex, marital or familial status, age, national origin, disability, receipt of public assistance or good faith exercise of rights under the Federal Consumer Credit Protection Act.

Public Disclosures
------------------

         It is NPBC's policy that the information in its public communications, including all reports and other documents filed with the SEC, be full, fair, accurate, complete, timely and understandable. All covered persons are expected to perform their responsibilities and to act otherwise in furtherance of this policy.

         In particular, all individuals who are involved in NPBC's public disclosure process are required to maintain familiarity with the public disclosure requirements applicable to NPBC and to share knowledge and maintain skills important and relevant to NPBC's public disclosure process. All such persons are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about NPBC to others, whether within or without NPBC, including NPBC's independent auditors. In addition, any person who has a supervisory role in NPBC's public disclosure process has an obligation to discharge his or her responsibilities diligently.

Accounting Practices
--------------------


         All covered persons are expected to observe and comply with accounting principles generally accepted in the United States, the system of internal controls, including internal control over financial reporting, and disclosure controls and procedures established by NPBC, and provisions of the Foreign Corrupt Practices Act requiring that corporate books and records accurately and fairly reflect in reasonable detail the financial condition and results of operations of NPBC and its subsidiaries and affiliated companies. In furtherance of these requirements, all covered persons must practice the following:

         * All corporate assets and resources employed by or entrusted to him or her must be used and controlled in a responsible manner.

         * No false, misleading or artificial entry shall be made on corporate books, records and reports for any reason;

         * No undisclosed or unreported corporate funds or assets shall be established for any purpose; and

         * No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents, all in accordance with established NPBC policy.


                  All covered persons shall comply with NPBC's Internal Control Policy, which has been distributed separately from this Code of Conduct and which is incorporated by reference herein.


Compliance with Laws, Rules and Regulations, and NPBC Policies and Procedures
-----------------------------------------------------------------------------

         This Code of Conduct is based on NPBC's policy that all covered persons comply with all applicable laws, rules and regulations of federal, state, and local governments applicable to NPBC and/or any other NPBC Entity, and with the rules and regulations of private and public regulatory agencies having jurisdiction over NPBC and/or any other NPBC Entity. While these legal requirements prescribe a minimum standard of conduct, this Code of Conduct requires conduct that often exceeds the legal standard.


         NPBC and certain other NPBC Entities have numerous other specific policies and procedures governing both topics addressed by this Code of Conduct such as NPBC's Statement of Company Policy on Insider Trading and Internal Control Policy, and other topics such as NPBC's Policy on Harassment. All of these other policies and procedures have been distributed separately from this Code of Conduct and all of them are incorporated herein by reference. Covered persons are expected to comply with these other policies and procedures as part of this Code of Conduct.


Approval and Reporting Process
------------------------------

         If any covered person wishes to obtain approval of any particular action, or a waiver of any of the requirements of this Code of Conduct in any particular situation, he or she may apply for such approval or waiver, and such application will be given due consideration. Any such application shall be made by disclosing all the relevant facts and circumstances to the approving authority, as follows:

         * For directors and executive officers, only the Board may grant such approval. In any such case, NPBC shall file a public report with the SEC on Form 8-K within five days of such action, including a complete statement of the action taken and the reasons for such action.

         * For other employees, the executive officer responsible for the NPBC Entity department to which the person in question is assigned may grant such approval or waiver. In any such event, the approving officer shall promptly report such action to NPBC's Chairman, President and the Board.

         * For all other covered persons, NPBC's Chairman or President may grant such approval.

         If any covered person is required by this Code of Conduct to report any facts, he or she shall make such report to the person or persons to whom he or she would apply for a waiver hereunder. However, possible violations of this Code of Conduct shall be reported as set forth herein at "Reporting Possible Violations".

Interpretations
---------------

         If any employee does not understand any provision of this Code of Conduct or desires an interpretation concerning his or her own situation, such employee should consult with the executive officer responsible for the NPBC Entity department to which such employee is assigned. Any other covered person should consult with NPBC's Chairman or President.

Annual Acknowledgements
-----------------------

         Each director and executive officer of NPBC shall, at least annually, complete and sign the attached form of Acknowledgment, and file it with NPBC's Corporate Secretary's Office.

         Each other covered person shall, at least annually, complete and sign the attached form of Acknowledgment, and file it with NPBC's Human Resources Department.

         If there shall be any material change of circumstances after such Acknowledgment is filed, the covered person should report that change immediately in writing to the Board's Audit Committee and the Board's Nominating/Corporate Governance Committee, or to NPBC's Human Resources Department, as the case may be.

Reporting Possible Violations
-----------------------------

         Any person having knowledge or reason to believe that a violation of this Code of Conduct by a director or executive officer of NPBC may exist shall immediately report the possible violation to the Chair of the Board's Audit Committee or the Chair of the Board's Nominating/Corporate Governance Committee.

         Any person having knowledge or reason to believe that a violation of this Code of Conduct by any other covered person may exist shall immediately report the possible violation to NPBC's Chairman or President and to NPBC's Chief Auditor.

         In any case, a person may report an existing or potential violation of this Code of Conduct by any covered person by utilizing the "Whistleblower" procedure established by the Board's Audit Committee, which procedure has been distributed separately and is posted on NPBC's intranet website.

         In no event shall any person reporting a possible violation of this Code of Conduct be subject to any sanction or other adverse action if the reporting person shall have acted reasonably and in good faith in making such report.

Violations, Sanctions
---------------------

         If any person appears to have violated any provision of this Code of Conduct, the situation will be reviewed as follows:

         *        The Board's Audit Committee or the Board's
                  Nominating/Corporate Governance Committee will investigate any potential violations of this Code of Conduct by a director or executive officer and will oversee an appropriate response, including corrective action and preventive measures.

         * The executive officer responsible for the department to which an employee is assigned, together with NPBC's Human Resources Department, will investigate any potential violations of this Code of Conduct by a non-executive officer employee and will oversee an appropriate response, including corrective action and preventive measures.

         * If any other covered person appears to violate any provision of this Code of Conduct, the situation will be brought to the attention of NPBC's Chairman or President for review, investigation, and an appropriate response, including corrective action and preventive measures.

         Any covered person who violates this Code of Conduct will face appropriate, case-specific disciplinary action, which may include demotion or discharge in the case of employees.

         In any case, if it is determined that a violation of this Code of Conduct has occurred, the situation will be brought to the attention of the Board. The Board may take such further action as it deems warranted by the circumstances.


Cooperation with Investigations
-------------------------------

         Each covered person and each NPBC Entity will cooperate with all governmental authorities and agencies, including the SEC, law enforcement officials, self-regulatory agencies, including Nasdaq, NPBC's internal or external accountants, auditors, attorneys or other representatives in the investigation of any violation of this Code of Conduct and/or prosecution of any violation of this Code of Conduct which is a violation of law.


Conclusion
----------

         In this Code of Conduct, the Board sets forth the commitment of NPBC and the other NPBC Entities to conduct business in accordance with the highest ethical and moral standards and in accordance with all applicable laws, rules and regulations. All covered persons are expected to conduct themselves in accordance with these principles and procedures.

         If a situation arises where a covered person feels uncertain as to the application of this Code of Conduct, he or she should consider requesting an interpretation, as set forth above at "Interpretations". Absent that, he or she should err on the side of caution. There is a legal duty of loyalty. That is paramount.

                      -----------------------------------

         Leadership is a key part of everyone's job. Leadership, by example, is by far the most effective means.

                       ---------------------------------




DATED:  December 17, 1986

REPLACES:  Code of Conduct dated February 26, 1979.

REVISED: February 24, 1988, to reflect the final guidelines of the Board of Governors of the Federal Reserve System regarding the Bank Bribery Amendments Act of 1985.

REVISED: January 3, 1991, to reflect the addition of Sellersville Savings and Loan Association and elimination of Penn Mortgage Company.

REVISED: November 24, 1993, to reflect that "National Penn" includes each of its subsidiaries.

REVISED: April 24, 1996, to reflect equal treatment and to update generally.

REVISED: May 24, 2000, to update generally in "plain English".

REVISED: January 28, 2004, to comply with newly adopted Nasdaq Stock Market listing requirements requiring that the Sarbanes-Oxley Act "code of ethics" apply to all directors, officers and employees; replaces separate Code of Ethics adopted in January 2003 for chief executive officer and senior financial officers.

                                 ACKNOWLEDGEMENT
                                 ---------------


         Re:      National Penn Bancshares, Inc. Code of Conduct
                  ----------------------------------------------


         I acknowledge that I have received, read and understand the foregoing Code of Conduct. I am in compliance with the foregoing Code of Conduct and I will comply with it in the future.

         I understand that if I have questions related to this Code of Conduct I should discuss them with the appropriate party.

         I understand that any violation of this Code of Conduct will subject me to appropriate disciplinary action, which may include demotion or discharge.


Signature:

-----------------------------------


Name and Title (print):

-----------------------------------

-----------------------------------




Date:
       ----------------------------


                                                                Version: 1/28/04

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